EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Business Support Group of Michigan, Inc.
Cataract, Inc.
Programming Alternatives of Minnesota, Inc.
RCM Technologies Ireland Ltd.
RCM Technologies Ireland Holding Ltd.
RCM Technologies Services Company, Inc.
RCM Technologies (USA), Inc.
RCM Technologies Canada Corp.
RCMT Delaware, Inc.
Soltre Technology, Inc.